UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Endo International plc

(Name of Registrant as Specified In Its Charter)

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Explanatory Note

The following information set forth below supplements the definitive proxy statement (the “Proxy Statement”) of Endo International plc (“Endo” or the “Company”), dated April 28, 2022, and provides additional information regarding Proposal 1 in the Proxy Statement – Election of Directors. The Proxy Statement was furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2022 Annual General Meeting of Shareholders to be held on June 9, 2022 at 8:00 a.m., local time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland. This supplemental filing (the “Supplement”) is being filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2022. Any term used herein and not otherwise defined herein shall have the meaning set forth in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

In connection with the Annual General Meeting of Shareholders, shareholders are being asked to, among other proposals, re-elect Nancy J. Hutson, Ph.D. to the Board, as set forth in Proposal 1e on the Company’s proxy card and as described in Proposal 1 in the Proxy Statement. In May 2022, Glass Lewis & Co., LLC (“Glass Lewis”), a proxy advisory firm, issued voting recommendations relating to the Annual General Meeting of Shareholders. Among other things, Glass Lewis recommended voting against Dr. Hutson’s nomination for re-election to the Board. Below we outline reasons why we strongly disagree with the recommendation of Glass Lewis and why Dr. Hutson has been and would continue to be a valuable member of the Board.

For the reasons set forth in our Proxy Statement and the additional points below, the Board recommends that you vote “FOR” the election of Dr. Hutson to the Board to serve until the next Annual General Meeting of the Shareholders.

Glass Lewis’s recommendation to vote against Dr. Hutson is based on a misguided view that Dr. Hutson should be held accountable for unproven allegations against the Company.

Plaintiffs have raised allegations of wrongdoing against companies in the pharmaceutical industry with respect to the promotion, sale and distribution of opioid medications; however, no such allegation against the Company has ever been proven in court to be true and the Company has vigorously denied wrongdoing of any kind. In the only opioid litigation against the Company that was tried to a verdict, the court ruled in favor of the Company.

Dr. Hutson supported the Company’s decision to voluntarily cease promoting opioids and has served as a valuable member of the Board and Chair of the Compliance Committee, offering unique insight and contributing to gender diversity on the Board.

The Company proactively ceased promoting opioid medications to healthcare professionals in the United States in January 2017, announced the withdrawal of Opana ER® from the market in July 2017 and ceased sales of Opana ER® completely by September 2017. Dr. Hutson provided valuable leadership for these Company decisions.

Dr. Hutson has served as a valuable, active and engaged member of the Company’s Board since 2009, is chair of the Board’s Compliance Committee and is a member of the Board’s Nominating, Governance & Corporate Responsibility Committee. Dr. Hutson has had a distinguished career, including spending 25 years in various research and leadership positions at Pfizer, Inc. (“Pfizer”), ultimately serving as Senior Vice President, Global Research and Development. At Pfizer, she led approximately 4,500 colleagues and managed a budget in excess of $1 billion. Dr. Hutson also currently serves on a number of public company boards. Dr. Hutson brings a deeply valuable perspective to the Board’s deliberations which is informed by her unique understanding of the pharmaceutical industry, including research and development and the regulatory process, which will continue benefiting the Company for as long as she continues in her role as director.

Furthermore, as a female Board member, Dr. Hutson’s continued Board service contributes to the gender diversity of the Board.

FOR THE FOREGOING REASONS, WE BELIEVE THAT GLASS-LEWIS’S NEGATIVE RECOMMENDATION WITH RESPECT TO THE ELECTION OF DR. HUTSON TO THE BOARD IS AN OBVIOUS ERROR IN JUDGMENT.

ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE ELECTION OF DR. HUTSON TO THE BOARD TO SERVE UNTIL THE NEXT ANNUAL GENERAL MEETING OF THE SHAREHOLDERS.